Exhibit 99.1
THORATEC REPORTS 20 PERCENT GROWTH IN SECOND
QUARTER CARDIOVASCULAR DIVISION REVENUES AS OVERALL SALES INCREASE 11
PERCENT
     (PLEASANTON, CA), August 5, 2009—Thoratec Corporation (NASDAQ: THOR), a world leader in device-based mechanical circulatory support therapies to save, support and restore failing hearts, said today that revenues for the quarter ended July 4, 2009, were $92.1 million, versus revenues of $82.6 million in the second quarter of last year, representing a 20 percent growth in Cardiovascular Division revenues and an 11 percent increase in overall revenues for the second quarter of fiscal 2009 compared to the same period a year ago.
     Net income on a GAAP basis in the second quarter of fiscal 2009 was $1.8 million or $0.03 per diluted share, compared with GAAP net income of $7.6 million, or $0.14 per diluted share, in the same period a year ago. Non-GAAP net income, which is described later in this press release, was $11.4 million, or $0.18 per diluted share, in the second quarter of fiscal 2009 versus non-GAAP net income of $12.1 million, or $0.20 per diluted share, in the same period a year ago.
     For the first six months of fiscal 2009, revenues were $181.5 million, a 23 percent increase versus revenues of $147.1 million in the same period a year ago. On a GAAP basis, Thoratec reported net income of $7.5 million, or $0.13 per diluted share, versus net income of $6.9 million, or $0.13 per diluted share, in the same period a year ago. Non-GAAP net income in the first six months of 2009 was $25.1 million, or $0.40 per diluted share, compared with non-GAAP net income of $16.7 million, or $0.28 per diluted share, a year ago.
     “Even with the difficult comparable created by the commercial launch of the HeartMate® II LVAS (Left Ventricular Assist System) for Bridge-to-Transplantation (BTT) in the second quarter of last year, our Cardiovascular Division continued to achieve strong revenue growth of 20 percent. We saw continued adoption of the HeartMate II in both North America and Europe for BTT and solid enrollment in our U.S. trial for Destination Therapy (DT) under Continuous Access Protocols (CAPs),” said Gary F. Burbach, president and chief executive officer of Thoratec. “This growth was offset by a nine percent decline in revenues from our International Technidyne Corporation (ITC) division year-over-year due to a difficult capital equipment environment and competitive pressures,” he added.

     Burbach said the company added five new North American HeartMate II centers during the quarter, bringing the total to nine added this year and a total of 110 in North America. The company also said it had received what it considers to be routine questions from the FDA regarding its PMA Supplement for DT for the HeartMate II. “We expect to submit our response sometime in the next few days, and continue to believe we are on track to receive approval for the submission by early 2010,” Burbach noted. “We believe the outstanding progress we have seen since the approval of the HeartMate II for BTT is a strong indicator of the potential to serve a much broader population of advanced heart failure patients and that approval for DT is another key milestone in our pursuit of that opportunity.”
FINANCIAL HIGHLIGHTS
     Thoratec reported revenues of $92.1 million in the second quarter of 2009 compared with revenues of $82.6 million in the second quarter of 2008. Cardiovascular Division revenues were $69.2 million versus $57.5 million in the same period a year ago. Revenues at its ITC division were $22.8 million versus $25.1 million a year ago. The company said revenues at ITC reflect the impact of the current economic environment on hospital and physician capital equipment purchasing activity and competitive pressure in its professional ProTime and skin incision businesses.
     The company also provided a breakdown of year-to-date revenues by product line for both of its divisions. Cardiovascular Division revenues in the first six months of 2009 were $133.9 million versus $97.7 million a year ago. HeartMate II and HeartMate XVE product sales were $108.9 million, an increase of 58 percent year-over-year. PVAD and IVAD product sales were $17.9 million, a decrease of 19 percent over the prior year. CentriMag® sales were $5.7 million, an increase of five percent year over year, and graft sales were $1.4 million, consistent with the prior year. Revenues from pump sales were $104.2 million versus $74.7 million a year ago, while revenues from equipment and accessories were $28.3 million versus $21.7 million a year ago. The balance of revenues was generated by graft sales. North American Cardiovascular Division revenues in the first six months of 2009 were $112.2 million versus $76.4 million a year ago, while international revenues were $21.7 million versus $21.3 million a year ago. For the first six months of 2009, foreign exchange had a $2.3 million unfavorable impact to revenues compared to the same period in 2008.
     For the first six months of 2009, revenues at ITC were $47.7 million versus $49.3 million in the first six months of 2008. Hospital point-of-care revenues, which include HEMOCHRON coagulation, AVOX co-oximetry and IRMA® blood gas products, were $24.9 million, a decrease of nine percent versus a year ago. Alternate site revenues, which are primarily from ProTime sales, were $16.4 million, a 19 percent increase over last year, while skin incision revenues were $6.4 million, a decrease of 23 percent compared to the prior year. North American revenues at ITC were $29.0 million versus $32.2 million a year ago, while international revenues were $18.7 million versus $17.1 million for the first six months of 2008.
     GAAP gross margin for the second quarter of 2009 was 55.1 percent versus 61.5 percent a year ago. Non-GAAP gross margin, which is described later in this press release, was 55.7 percent versus 62.1 percent a year. The year-over-year decrease in gross margin was primarily attributable to a $4.3 million excess inventory reserve related to the declining utilization of the HeartMate XVE, manufacturing variances, and foreign exchange.
     Operating expenses on a GAAP basis in the second quarter of 2009 were $46.8 million versus $40.0 million a year ago. On a GAAP basis, operating expenses increased year-over-year due to $7.4 million in HeartWare transaction related costs. On a non-GAAP basis, operating expenses in the second quarter of 2009 were $33.9 million versus $34.5 million in the second quarter of 2008. Operating expenses on a non-GAAP basis are described later in this press release.
     On a GAAP basis, other expense totaled $1.4 million in the second quarter of 2009 versus $0.5 million a year ago. On a non-GAAP basis, other income totaled $0.5 million, versus $1.1 million a year ago. Other income on a non-GAAP basis is described later in this press release. These changes in other income and expense are primarily attributable to the decline in interest rates and shortened maturities in the investment portfolio.
     The company’s GAAP effective tax rate for the second quarter of 2009 was 29.0 percent versus 25.9 percent a year ago. The non-GAAP tax rate, which is described later in this press release, was 36.1 percent in the second quarter of 2009 versus 32.4 percent a year ago. The increases in the tax rates were due to an increase in pre-tax earnings and lower tax-exempt interest.
     On a non-GAAP basis, the company’s convertible debt was dilutive to the company’s fully diluted weighted average shares outstanding. The increase in shares was approximately 7.3 million.
     Cash and investments at the end of the second quarter were $295 million, including $20 million of restricted cash related to a note made available to HeartWare, and $25 million of Auction Rate Securities classified as long-term investments. This compares with $275 million at the end of the first quarter of 2009 and $279 million at the end of fiscal 2008.
GUIDANCE FOR FISCAL 2009
     The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. For a more detailed discussion of forward looking statements, please see additional information below. The company provided an update to guidance for the full year.
     Revenues for 2009 are now projected to be in the range of $355 to $365 million. Thoratec expects the Cardiovascular Division year-over-year growth rate to be in the high teens to low twenties, driven by the HeartMate product line. ITC is projected to be roughly flat with 2008 revenue levels.
     GAAP and non-GAAP gross margins are expected to be consistent with those in fiscal 2008. The gross margin increase related to HeartMate II activity is offset by the XVE write-down and weakness at ITC.
     Weighted average shares outstanding will be between 65 million and 66 million shares on a non-GAAP basis. We expect that our convertible debt will continue to be dilutive to non-GAAP earnings per share in 2009.
     GAAP earnings per share are expected to be in a range of $0.31 to $0.37 per diluted share, including the adoption of FSP APB 14-1 and the expenses associated with the HeartWare transaction, which combined are expected to be between $0.20 and $0.21 per diluted share. Non-GAAP earnings per share are expected to be $0.76 to $0.81 per diluted share.
CONFERENCE CALL/WEBCAST INFORMATION
     Thoratec will hold a conference call to discuss its financial results and operating activities for all interested parties at 1:30 p.m., Pacific Daylight Time (4:30 p.m., Eastern Daylight Time) today. The teleconference can be accessed by calling (913) 312-1410, passcode 9454474. Please dial in 10-15 minutes prior to the beginning of the call. The webcast will be available via the Internet at http://www.thoratec.com. A replay of the conference call will be available through Wednesday, August 12, via http://www.thoratec.com or by telephone at (719) 457-0820, passcode 9454474.
GAAP TO NON-GAAP RECONCILIATION
     Thoratec management evaluates and makes operating decisions using various measures. These measures are generally based on revenues generated by its products and certain costs of producing that revenue, such as costs of product sales, research and development and selling, general and administrative expenses. We use the following measures, which are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”): non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP other income and expense, non-GAAP tax rate, non-GAAP net income, and non-GAAP EPS. These are non-GAAP financial measures under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended. These non-GAAP financial measures are calculated by excluding certain GAAP financial items that we believe have less significance to the day-to-day operation of our business. The company has outlined below the type and scope of these exclusions and the limitations on the use of the non-GAAP financial measures as a result of these exclusions.
     Management uses these non-GAAP financial measures for financial and operational decision making, including in the determination of employee annual cash incentive compensation, as a means to evaluate period-to-period comparisons, as well as comparisons to our competitors’ operating results. Management also uses this information internally for forecasting and budgeting, as it believes that the measures are indicative of Thoratec core operating results. Management also believes that non-GAAP financial measures provide useful supplemental information to management and investors regarding the performance of the company’s business operations, provide a greater transparency with respect to key metrics used by management in its decision making, facilitate comparisons of results for current periods and guidance for future periods with our historical operating results, and assist in analyzing future trends.
     Non-GAAP net income consists of GAAP net income (loss), excluding, as applicable, the tax effected impact of share-based compensation expense under SFAS No. 123R, amortization of purchased intangibles, expenses associated with the adoption of FASB Staff Position (“FSP”) Accounting Principles Board (“APB”) 14-1, Accounting For Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”), and HeartWare transaction costs.
     Non-GAAP EPS is defined as non-GAAP net income divided by the weighted average number of shares on a fully-diluted basis.
     Non-GAAP gross profit and gross margin consist of GAAP gross profit and gross margin excluding share-based compensation expense under SFAS No. 123R.
     Non-GAAP operating expenses consist of GAAP operating expenses excluding share-based compensation expense under SFAS No. 123R, amortization of purchased intangibles, and HeartWare transaction costs.
     Non-GAAP other income and expense consists of GAAP other income and expenses excluding expenses under APB 14-1.
     Non-GAAP tax rate consists of the GAAP tax rate adjusted for the tax effect of the adjustments from GAAP net income to non-GAAP net income.
     Management believes that it is useful in measuring Thoratec’s operations to exclude amortization of intangibles. These costs are primarily fixed at the time of an acquisition and, unlike other fixed costs that result from ordinary operations, are the result of infrequent and irregular events.

     Because of varying valuation methodologies, subjective assumptions and the variety of award types that companies can use under SFAS No. 123R, Thoratec management believes that providing non-GAAP financial measures that exclude share-based compensation allows investors to compare Thoratec’s recurring core business operating results to those of other companies and over multiple periods. The exclusion also enhances investors’ ability to review Thoratec’s business from the same perspective as Thoratec management, which believes that share-based compensation expense is not directly attributable to the underlying performance of the company’s business operations.
     Due to the subjective assumptions used to develop a non cash interest expense related to FSP APB 14-1, Thoratec management believes that providing non-GAAP financial measures that exclude FSP APB 14-1 allows investors to compare Thoratec’s recurring core business operating results to those of other companies and over multiple periods. The exclusion also enhances investors’ ability to review Thoratec’s business from the same perspective as Thoratec management.
     To enable investors to compare Thoratec’s recurring core business operating results to those of other companies and over multiple periods, Thoratec has excluded HeartWare acquisition transaction costs as they are infrequent in nature.
     There are a number of limitations related to the use of non-GAAP financial measures. First, non-GAAP financial measures exclude some costs, namely share-based compensation, that are recurring expenses. Second, share-based compensation is part of an employee’s compensation package and as such may be useful for investors to consider. Third, the components of costs that we exclude in our non-GAAP financial measures calculations may differ from components that our peer companies exclude when they report their results from operations.
     Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP. However, these measures may provide additional insight into Thoratec’s financial results. Investors and potential investors are strongly encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with their most directly comparable GAAP financial results and not to rely on any single financial measure to evaluate our business.
     The reconciliations of the forward looking non-GAAP financial measures to the most directly comparable GAAP financial measures in the tables below include all information reasonably available to Thoratec at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of business, goodwill and other asset impairments and sales of marketable equity securities.

The following table includes the GAAP income statement for the three and six month periods ending 2009 and 2008.
THORATEC CORPORATION
Condensed Consolidated Statement of Operations
(Unaudited)
(in thousands, except for per share data)

	Three Months Ended		Six Months Ended
		June 28, 2008		June 28, 2008
	July 4, 2009	As Adjusted (1)	July 4, 2009	As Adjusted (1)
Product sales	$92,059	$82,648	$181,525	$147,075
Cost of product sales	41,304	31,825	76,743	60,415

Gross profit	50,755	50,823	104,782	86,660

Operating expenses:
Selling, general and administrative	30,776	23,857	58,231	44,493
Research and development	13,426	12,839	27,512	25,358
Amortization of purchased intangible assets	2,568	3,296	5,499	6,592

Total operating expenses	46,770	39,992	91,242	76,443

Income from operations	3,985	10,831	13,540	10,217
Other income and (expense):
Interest expense	(3,040)	(2,828)	(5,906)	(5,415)
Interest income and other	1,637	2,281	2,625	4,459

Income before income taxes	2,582	10,284	10,259	9,261
Income tax expense	(750)	(2,660)	(2,800)	(2,315)

Net income	$1,832	$7,624	$7,459	$6,946

Net income per share
Basic	$0.03	$0.14	$0.13	$0.13

Diluted	$0.03	$0.14	$0.13	$0.13

Shares used to compute net income per share:
Basic	56,468	54,556	56,426	54,389
Diluted	57,840	55,334	57,782	55,105

(1)	Adjusted for the retrospective adoption of FSP APB 14-1

The following table reconciles the specific items excluded from GAAP net income in the calculation of non-GAAP net income for the periods shown below:
THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Net Income
(Unaudited)
(in thousands, except for per share data)
Net income reconciliation

	Three Months Ended		Six Months Ended
		June 28, 2008		June 28, 2008
	July 4, 2009	As Adjusted (1)	July 4, 2009	As Adjusted (1)
Net income on a GAAP basis	$1,832	$7,624	$7,459	$6,946
Share-based compensation expense:
- Cost of product sales	508	471	1,020	913
- Selling, general and administrative	2,061	1,562	4,466	3,236
- Research and development	780	596	1,899	1,344
Amortization of purchased intangibles	2,568	3,296	5,499	6,592
HeartWare transaction costs	7,412	—	11,330	—
FSP APB 14-1 interest expense	1,858	1,697	3,716	3,394
Income tax effect of non-GAAP adjustments	(5,660)	(3,141)	(10,264)	(5,773)

Net income on a non-GAAP basis	$11,359	$12,105	$25,125	$16,652

Diluted net income per share reconciliation

	Three Months Ended		Six Months Ended
		June 28, 2008		June 28, 2008
(in thousands, except per share data)	July 4, 2009	As Adjusted (1)	July 4, 2009	As Adjusted (1)
Diluted net income per share on a GAAP basis	$0.03	$0.14	$0.13	$0.13
- Cost of product sales	0.01	0.01	0.02	0.02
- Selling, general and administrative	0.04	0.03	0.08	0.06
- Research and development	0.01	0.01	0.03	0.02
Amortization of purchased intangibles	0.04	0.06	0.10	0.12
HeartWare transaction costs	0.13	—	0.20	—
FSP APB 14-1 interest expense	0.03	0.03	0.06	0.06
Income tax effect of non-GAAP adjustments	(0.10)	(0.06)	(0.19)	(0.11)
Convertible debt dilution impact (2)	(0.01)	(0.02)	(0.03)	(0.02)

Diluted net income per share on a non-GAAP basis	$0.18	$0.20	$0.40	$0.28

Shares used in calculation of diluted net income per share —GAAP	57,840	55,334	57,782	55,105

Shares used in calculation of diluted net income per share — Non-GAAP (2)	65,130	62,624	65,072	62,395

(1)	Adjusted for the retrospective adoption of FSP APB 14-1

(2)	The company’s total diluted share count on a non-GAAP basis for the three and six months ended June 28, 2008 and July 4, 2009 include approximately 7.3 million shares underlying its convertible notes as they were dilutive for the respective quarters.

The following table reconciles the specific items excluded from GAAP gross profit and gross margin in the calculation of non-GAAP gross profit and gross margin for the periods shown below:
THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Gross Profit
(Unaudited)
(in thousands)

	Three Months Ended				Six Months Ended
	July 4, 2009		June 28, 2008		July 4, 2009		June 28, 2008
Gross profit on a GAAP basis	$50,755	55.1%	$50,823	61.5%	$104,782	57.7%	$86,660	58.9%
Share-based compensation expense	508		471		1,020		913

Gross profit on a non-GAAP basis	$51,263	55.7%	$51,294	62.1%	$105,802	58.3%	$87,573	59.5%

The following table reconciles the specific items excluded from GAAP operating expenses in the calculation of non-GAAP operating expenses for the periods shown below:
THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Operating Expenses
(Unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	July 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008
Operating expenses on a GAAP basis	$46,770	$39,992	$91,242	$76,443
Share-based compensation expense:
- Selling, general and administrative	(2,061)	(1,562)	(4,466)	(3,236)
- Research and development	(780)	(596)	(1,899)	(1,344)
Amortization of purchased intangibles	(2,568)	(3,296)	(5,499)	(6,592)
HeartWare transaction costs	(7,412)	—	(11,330)	—

Operating expenses on a non-GAAP basis	$33,949	$34,538	$68,048	$65,271

The following table reconciles the specific items excluded from GAAP other income and expense in the calculation of non-GAAP other income and expense for the periods shown below:
THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Other Income and Expense
(Unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
		June 28, 2008		June 28, 2008
	July 4, 2009	As Adjusted (1)	July 4, 2009	As Adjusted (1)
Other income and (expense) on a GAAP basis	$(1,403)	$(547)	$(3,281)	$(956)
FSP APB 14-1 interest expense	1,858	1,697	3,716	3,394

Other income and (expense) on a non-GAAP basis	$455	$1,150	$435	$2,438

(1)	Adjusted for the retrospective adoption of FSP APB 14-1
The following table reconciles the GAAP tax rate adjusted for the tax effect of the adjustments from GAAP net income to non-GAAP net income.
THORATEC CORPORATION
GAAP to Non-GAAP Tax Expense Reconciliation
(Unaudited)
(in thousands)

	Three Months Ended				Six Months Ended
			June 28, 2008				June 28, 2008
	July 4, 2009		As Adjusted (1)		July 4, 2009		As Adjusted (1)
Tax expense on a GAAP basis	$(750)	29.0%	$(2,660)	25.9%	$(2,800)	27.3%	$(2,315)	25.0%
Share-based compensation expense	(942)		(1,153)		(2,063)		(1,795)
Amortization of purchased intangibles	(1,027)		(1,318)		(2,200)		(2,637)
HeartWare transaction costs	(2,965)		—		(4,532)		—
FSP APB 14-1 interest expense	(724)		(670)		(1,467)		(1,340)

Tax expense on a non-GAAP basis	$(6,408)	36.1%	$(5,801)	32.4%	$(13,062)	34.2%	$(8,087)	32.7%

(1)	Adjusted for the retrospective adoption of FSP APB 14-1

The following table reconciles the guidance on a GAAP and non-GAAP basis for the periods shown below:
THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Forward-Looking Guidance
(Unaudited)
(in thousands, except for per share data)
Gross margin

	For the Fiscal Year Ended 2009
	From	To
Gross margin on a GAAP basis	59.40%	59.40%
Share-based compensation expense:
- Cost of product sales	0.60%	0.60%

Gross margin on a non-GAAP basis	60.00%	60.00%

Diluted net income per share reconciliation

	For the Fiscal Year Ended 2009
	From	To
Diluted net income per share on a GAAP basis	$0.31	$0.37
Share-based compensation expense	0.17	0.17
Amortization of purchased intangibles	0.13	0.13
HeartWare transaction costs	0.16	0.16
FSP APB 14-1 interest expense	0.05	0.04
Income tax effect of non-GAAP adjustments	(0.06)	(0.06)

Diluted net income per share on a non-GAAP basis	$0.76	$0.81

Shares used in calculation of diluted net income (loss) per share —GAAP	58,000	59,000
Shares used in calculation of diluted net income per share —non-GAAP (a)	65,000	66,000

(a)	Shares used in the per share calculation for reconciling items between GAAP and non-GAAP financial measures.

          Thoratec is a world leader in therapies to address advanced-stage heart failure. The company’s product lines include the Thoratec® VAD (Ventricular Assist Device) and HeartMate LVAS (Left Ventricular Assist System) with more than 13,000 devices implanted in patients suffering from heart failure. Additionally, its International Technidyne Corporation (ITC) Division is a leader in point-of-care blood testing and skin incision products. Thoratec is headquartered in Pleasanton, California. For more information, visit the company’s web sites at http://www.thoratec.com or http://www.itcmed.com.
     Thoratec, the Thoratec logo, HeartMate and HeartMate II are registered trademarks of Thoratec Corporation, and IVAD is a trademark of Thoratec Corporation. ITC, A-VOX Systems, AVOXimeter, HEMOCHRON, ProTime and IRMA are registered trademarks of International Technidyne Corporation. CentriMag is a registered trademark of Levitronix, LLC.
     Many of the preceding paragraphs, particularly but not exclusively those addressing guidance for fiscal 2009 financial results, future performance or timelines and milestones for clinical trials, contain forward-looking statements within the meaning of Section27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the words, “believes,” “views,” “expects,” “plans,” “projects,” “hopes,” “could,” “will,” and other similar words. Actual results, events or performance could differ materially from these forward-looking statements based on a variety of factors, many of which are beyond Thoratec’s control. Therefore, readers are cautioned not to put undue reliance on these statements. Investors are cautioned that all such statements involve risks and uncertainties, including risks related to regulatory approvals, the development of new markets including Destination Therapy, the growth of existing markets for our products, customer and physician acceptance of Thoratec products, changes in the mix of existing markets for our products and related gross margin for such products sales, the results of enrollment in and timing of clinical trials, including the HeartMate II, the ability to improve financial performance, the effects of FDA regulatory requirements, our ability to address issues raised by FDA inspections adequately and on a timely basis without a resulting recall of product or interruption of manufacturing or shipment of product, the effects of healthcare reimbursement and coverage policies, the effects of seasonality on Thoratec product sales, the effects of competition and the effects of any merger and acquisition related activities. Forward-looking statements contained in this press release should be considered in light of these factors and those factors discussed from time to time in Thoratec’s public reports filed with the Securities and Exchange Commission, such as those discussed under the heading, “Risk Factors,” in Thoratec’s most recent annual report on Form 10-K and in Thoratec’s first quarter 2009 quarterly report on Form 10-Q, and as may be updated in subsequent SEC filings. These forward-looking statements speak only as of the date hereof. Thoratec undertakes no obligation to publicly release the results of any revisions to these forward-

looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

Contact Information

David Smith	Neal B. Rosen
Executive Vice President, Chief Financial Officer	Ruder-Finn
Thoratec Corporation	(415) 692-3058
(925) 847-8600